Exhibit 12


                Computation of Ratio of Earnings to Fixed Charges
                 for the six months ended June 30, 2002 and the
                          year ended December 31, 2001
                              (Dollars in millions)

                                                                        Six months
                                                                           Ended              Year ended
                                                                         June 30,            December 31,
                                                                           2002                  2001
                                                                           ----                  ----


Pretax income (loss) from operations:
   Net income (loss).................................................     $ 14.4             $ (102.7)
   Add income tax expense (benefit)..................................        6.7                (56.4)
   Less extraordinary gain on extinguishment of debt.................       (3.9)                (6.1)
                                                                          ------             --------

    Pretax income (loss) from operations.............................       17.2               (165.2)
                                                                          ------             --------

Add fixed charges:
   Interest expense..................................................      575.5              1,234.4
   Portion of rental (a).............................................        3.5                  6.9
                                                                          ------             --------


    Fixed charges....................................................      579.0              1,241.3
                                                                          ------             --------


    Adjusted earnings................................................     $596.2             $1,076.1
                                                                          ======             ========


      Ratio of earnings to fixed charges.............................     1.03X                 (b)
                                                                          =====


----------------------
(a)  Interest portion of rental is estimated to be 33 percent.
(b) For such ratio, adjusted earnings were $165.2 million less than fixed charges. Adjusted earnings for 2001 included impairment and special charges of $408.4 million as described in greater detail in the notes to the accompanying consolidated financial statements.

